Exhibit 10.25

Mr. Kenneth L. Keymer

1065 Charles Towne Square

Atlanta, Georgia  30328

Dear Ken:

We are pleased that you will be joining the Board of Directors (the “Board”) of VI Acquisition Corp. (the “Company”).  The purpose of this letter is to confirm the terms of the compensation you will receive in exchange for your service on the Board.

Annual Fee:  You will be paid a fee of $20,000 per annum in exchange for your services.  These fees will be earned and payable in substantially equal quarterly installments for so long as you serve on the Board.

Stock Purchase:  Pursuant to a Management Agreement to be executed by you and the Company, you will purchase shares of common stock of the Company.  These shares will be subject to certain vesting, repurchase and other obligations and restrictions as set forth in the Management Agreement and in the Company’s Stockholders’ Agreement, to which you will also become a party.

Expenses:  The Company agrees to reimburse you for your reasonable out of pocket expenses incurred in the performance of your services as a Board member, provided you submit paid receipts or other documentation acceptable to the Company.

Other Services:  The Company may engage you to perform services in addition to those you perform as a member of the Board on such terms, including rates of compensation, to be mutually agreed to by you and the Company under separate agreement.

Relationship:  It is expressly understood that your service will be at the pleasure of the Company and its stockholders and you and they are free to terminate your position at any time.

No Other Understandings:  This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing (including, but not limited to, any agreement and/or understanding pertaining to equity ownership in the Company), between the Company, any of its stockholders, and/or principals and you concerning your compensation as a member of the Board.  No change to this letter will be valid unless in writing and signed by the Company and you.

Governing Law:  This offer letter will be governed by and construed in accordance with the internal laws of the State of Delaware.

Please confirm your acceptance and agreement to the terms described herein by signing on the space provided below and returning this letter to the Company.

We believe your skills and experience can play a significant role in the future success of the Company and look forward to your joining the Board.

/s/ Debra Koenig
Debra Koenig
CEO

Accepted this 6th day of September, 2005.

/s/ Kenneth Keymer
Kenneth L. Keymer